CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated May 28, 2024, relating to the financial statements and financial highlights, which appears in GQG Partners Emerging Markets Equity Fund, GQG Partners Global Quality Equity Fund, GQG Partners US Select Quality Equity Fund, GQG Partners Global Quality Dividend Income Fund, GQG Partners International Quality Dividend Income Fund and GQG Partners US Quality Dividend Income Fund’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 29, 2024